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                                                                 EXHIBIT 23

[KPMG PEAT MARWICK LETTERHEAD]




The Board of Directors
J.B. Hunt Transport Services, Inc.:


We consent to incorporation by reference in the Registration Statements No. 2-93928, No. 33-57127 and No. 33-40028 on Form S-8 of J.B. Hunt Transport Services, Inc. of our report dated February 7, 1995 relating to the consolidated balance sheets of J.B. Hunt Transport Services, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, which report is included in the December 31, 1994 annual report on Form 10-K of J.B. Hunt Transport Services, Inc.


                                           KPMG PEAT MARWICK LLP


Little Rock, Arkansas
March 22, 1995